EXHIBIT 99.1

Psychemedics Corporation Reports Second Quarter 2022 Financial Results and Declares Quarterly Cash Dividend

ACTON, Mass., Aug. 09, 2022 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s largest provider of hair testing for drugs of abuse, today announced financial results for the second quarter ended June 30, 2022. The Company also announced a quarterly dividend of $0.07 per share payable to the shareholders of record as of August 24, 2022, to be paid on September 9, 2022.

The Company’s revenue for the quarter ended June 30, 2022, was $6.5 million versus $6.1 million for the quarter ended June 30, 2021, an increase of 7%. Net loss for the quarter ended June 30, 2022, was $0.3 million or ($0.06) per diluted share, versus net income of $0.1 million or $0.02 per diluted share, for the comparable period last year, a decrease of $0.08 per diluted share. The Company’s revenue for the six months ended June 30, 2022, was $13.0 million versus $11.8 million for the comparable period in 2021, an increase of 10%. Net loss for the six months ended June 30, 2022, was $0.3 million or ($0.05) per diluted share, versus net income of $0.2 million or $0.04 per diluted share, for the comparable period last year, a decrease of $0.09 per diluted share.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

"In the second quarter, our total revenues grew year over year and quarter over quarter as our key domestic market segments, including Oil and Gas, Transportation and Manufacturing continued to perform well despite uncontrollable economic factors, such as a chronic labor shortage. Total revenues increased 7%, but more importantly, domestic revenues increased 13% compared to the second quarter of 2021. International revenues, primarily Brazil, declined 65% but on a much smaller base. Brazil and other international volumes continue to be unpredictable, and our focus remains on our domestic business.

Similar to last quarter, our earnings performance was better than appears when compared to last year’s second quarter. While gross profit showed a decline of 7%, last year’s second quarter had the benefit of the Employee Retention Credit (“ERC”) amounting to $0.8 million, the bulk of which impacted gross profits. We do not have the ERC this second quarter of 2022, making tough comparisons for margins and profitability compared to last year’s reported results. Excluding the ERC in last year’s second quarter, gross margins and profitability, in fact, improved over the second quarter of 2021.

Operating expenses for the second quarter of 2022 increased by $0.4 million, or 17%, compared to the second quarter of 2021. However, excluding the ERC in last year’s second quarter, operating expenses only increased by $0.1 million or 5%. The increase was attributable to higher legal fees related to corporate enhancement activities, increased insurance limits and coverages, and higher personnel costs.

The outlook still remains uncertain regarding COVID-19 and the nation’s recovery. In the last six months, we have seen inflation increase rapidly and the labor shortage continue to remain extremely tight. We do recognize these are two major headwinds that we must contend with. Nonetheless, we believe our domestic business performance coming out of the last two quarters positions us well to keep our momentum for growth throughout the remainder of the year.

Underlying our confidence going forward for 2022 and beyond are changing market dynamics which increasingly favor Psychemedics hair testing over urine testing. In view of the changing state legislative landscape and user drug trends, companies in non-safety sensitive areas are increasingly looking at dropping the test for marijuana. This significantly diminishes the viability of urine testing, since marijuana is the predominant drug identified by the urine test. The most dangerous drugs that are rapidly increasing in usage, such as opioids, including fentanyl, cocaine, amphetamines, and benzodiazepines, most often go undetected in a urine test, and as a result, the total effectiveness of the urine test is now even more limited. The Psychemedics hair test not only detects more marijuana than the urine test, but it also detects significantly more of the most dangerous drugs. This is all happening at the same time that drug overdose deaths are setting new records with opioids, specifically fentanyl, accounting for almost two thirds of these deaths. This means that drug testing is even more important today for all employers.

Given this outlook, we also believe our extensive pre-COVID-19 track record of profitability (profitable every year since 1993 until 2020) and maintaining strength of our operations during COVID-19, clearly demonstrate that we know how to manage for profitable growth. Therefore, we anticipate increases in profitability and cash flow, driven by these strong underlying business fundamentals.

The Company had approximately $1.8 million of cash ($5.6 million of working capital) as of June 30, 2022. The total equipment financing outstanding was $0.9 million as of June 30, 2022, compared to a total amount borrowed of $12.2 million reflecting repayments of $11.3 million since May 2014.

The Board has declared a cash dividend of $.07 per share. This reflects the Board’s confidence in the Company’s financial strength and outlook. The Board remains committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. We will continue to evaluate the dividend as we move forward.

Throughout 2021 and also 2022, we have stated that we are exploring ways to further enhance shareholder value through a comprehensive review of strategic alternatives. We continue to explore such opportunities. There can be no assurances that the strategic alternatives review process will result in a transaction or other strategic change or outcome. The management team and Board of Directors are committed to continuing to evaluate all avenues for enhancing shareholder value.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning profitability, cash flows, dividends, future business, growth opportunities and strategic alternatives, may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the continued severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, audit risk in connection with compliance by the Company with repayment forgiveness requirements under the Paycheck Protection Program, supply chain issues, transportation pricing, changes in government regulations, including but not limited to FDA regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, including acceptance by the court of our 2021 wage/break settlement arrangement, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above, plus current and anticipated cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

Andrew Limbek
Vice President, Controller
(978) 206-8220
AndrewL@psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Revenues	$6,513	$6,087	$13,021	$11,800
Cost of revenues	4,240	3,651	8,307	6,796

Gross profit	2,273	2,436	4,714	5,004

Operating Expenses:
General & administrative	1,445	1,280	2,772	2,809
Marketing & selling	813	656	1,619	1,298
Research & development	357	293	675	573

Total Operating Expenses	2,615	2,229	5,066	4,680

Operating (loss) income	(342)	207	(352)	324
Other (expense) income	(9)	-	57	(14)

(Loss) income before (benefit from) provision for income taxes	(351)	207	(295)	310

(Benefit from) provision for income taxes	(13)	73	4	93

Net (loss) income	$(338)	$134	$(299)	$217

Diluted net (loss) income per share	$(0.06)	$0.02	$(0.05)	$0.04

Dividends declared per share	$0.07	$-	$0.07	$-

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	June 30,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash	$1,790	$1,992
Accounts receivable, net of allowance for doubtful accounts	4,405	4,116
Prepaid expenses and other current assets	1,722	1,499
Income tax receivable	2,985	2,678
Total Current Assets	10,902	10,285

Fixed assets, net of accumulated amortization and depreciation	5,555	6,691
Other assets	851	864
Net deferred tax assets	-	160
Operating lease right-of-use assets	3,142	3,552
Total Assets	$20,450	$21,552

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$598	$994
Accrued expenses	3,264	3,188
Current portion of long-term debt	461	664
Current portion of operating lease liabilities	974	984
Total Current Liabilities	5,297	5,830

Long-term debt	453	599
Long-term deferred tax liabilities	307	-
Long-term portion of operating lease liabilities	2,457	2,880
Total Liabilities	8,514	9,309

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized, 6,294 shares and 6,257 shares issued at June 30, 2022, and December 31, 2021, respectively, and 5,626 shares outstanding and 5,589 shares outstanding at June 30, 2022, and December 31, 2021, respectively	31	31
Additional paid-in capital	33,863	33,478
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(10,242)	(9,550)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders' Equity	11,936	12,243

Total Liabilities and Shareholders' Equity	$20,450	$21,552